Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Form 8-K and, if not defined in the Form 8-K, the Proxy Statement. Unless the context otherwise requires, the “Company” refers to Velodyne Lidar, Inc. and its subsidiaries after the Closing, and Graf Industrial Corp. prior to the Closing.

Introduction

The Company is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of Velodyne becoming a wholly-owned subsidiary of Graf as a result of Graf’s wholly-owned subsidiary, Merger Sub, merging with and into Velodyne, with Velodyne surviving the merger as a wholly owned subsidiary of Graf, which was renamed Velodyne Lidar, Inc. (the “Transaction”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined balance sheet of the post-combination company as of June 30, 2020 and the unaudited pro forma condensed combined statement of operations of the post-combination company for the six months ended June 30, 2020 and year ended December 31, 2019 present the combination of the financial information of Graf and Velodyne, after giving effect to the Transaction and related adjustments described in the accompanying notes.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Graf was derived from the unaudited and audited financial statements of Graf as of and for the six months ended June 30, 2020 and for the year ended December 31, 2019, which is incorporated by reference. The historical financial information of Velodyne was derived from the unaudited and audited consolidated financial statements of Velodyne as of and for the six months ended June 30, 2020 and for the year ended December 31, 2019, which is incorporated by reference. This information should be read together with Grafs’s and Velodyne’s unaudited and audited financial statements and related notes. The section titled “Velodyne’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated by reference. The section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding Graf is incorporated by reference.

Description of the Transaction

Subject to the terms and conditions of the Merger Agreement and Merger Agreement Amendment, Graf was obligated to pay to Velodyne equity holders aggregate consideration consisting of up to (1) 143,575,763 shares of Company common stock, including shares issuable in respect of vested equity awards of Velodyne, plus (2) 2,000,000 shares of Company common stock earned due to the satisfaction of the Earnout Condition on July 30, 2020 pursuant to the Earnout, including 187,680 Earnout RSUs, which are subject to a six-month service condition and are not legally issued and outstanding shares of Company common stock at Closing, plus (3) 4,702,304 shares of Company common stock that were issued to Velodyne equity holders that did not opt to have their respective shares repurchased by Velodyne for cash in a pre-closing tender offer conducted by Velodyne (the “Pre-Closing Tender Offer”) that expired on September 22, 2020.

Each share of Velodyne’s common stock and Series A Convertible Preferred Stock was converted into approximately 2.9786 shares of common stock of the Company based on the determined exchange ratio, which is inclusive of shares payable due to the satisfaction of the Earnout. Each share of Velodyne’s Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock was converted into approximately 3.5465 shares of common stock of the Company based on the determined exchange ratio.

In addition, following the Sponsor’s cancellation of 3,519,128 Founder Shares held by it pursuant to the terms of the Sponsor Agreement dated July 2, 2020, the Sponsor retained 2,507,000 Founder Shares, 275,000 of which were deemed Earnout Founder Shares that vest at such time that the closing price of common stock is greater than or equal to $15.00 for any 20 trading days within any 30 trading-day period, commencing on the date of the Merger Agreement and ending on the date that is six months after the Closing. Any Earnout Founder Shares that do not vest on or prior to such date shall be forfeited. As noted, the Earnout Condition was met on July 30, 2020 and the Sponsor retained all 275,000 Earnout Founder Shares. Further, at Closing, the Sponsor transferred 560,000 Founder Shares to third-parties for no consideration and retained 1,947,000 Founder Shares.

The following summarizes the consideration:

(in thousands, except for share amounts)
Shares transferred at Closing (1), (2)	148,277,532
Earnout shares (3)	2,000,000
Value per share (4)	10.25
Total Share Consideration	$1,540,345

(1)	Reflects the total share consideration transferred inclusive of 4,702,304 additional shares issued as a result of the Pre-Closing Tender Offer and the effects of rounding to eliminate fractional shares.

(2)	The number of outstanding shares in the table above assumes the issuance of approximately 6,218,778 shares of Company common stock underlying RSUs and options as of September 29, 2020 that are expected to be vested as a result of a deemed liquidity event. Although the shares underlying these RSUs and options do not represent legally issued and outstanding shares of the Company common stock at the Closing, for pro forma purposes, they are reflected as outstanding as they are expected to be issued upon the liquidity event being deemed to have occurred. The shares underlying these RSUs and options are included in the calculation of pro forma loss per share.

(3)	Includes the issuance of approximately 187,680 shares of stock underlying RSUs and options. However, they are not legally outstanding shares at Closing as they are in the form of Earnout RSUs that are subject to a six-month service condition. The grant date fair value for the Earnout RSUs is approximately $4.6 million, which was determined based on the closing share price on the date of the consummation of the Transaction and will be recognized over the six-month service term.

(4)	Share Consideration is calculated using a $10.25 reference price. The closing share price on the date of the consummation of the Transaction was $24.75. As the Transaction was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred.

The following summarizes the pro forma common stock at Closing:

	Shares	%
Velodyne Shares (1), (2)	144,058,754	80.3%
Velodyne RSUs and Options (3)	6,218,778	3.5%
Common shares held by current Graf shareholders	11,450,846	6.4%
Founder Shares (4), (5)	2,575,000	1.4%
PIPE Shares	15,000,000	8.4%
Pro Forma Common Stock	179,303,378

(1)	Reflects the repurchase of 175,744 shares of Velodyne capital stock for $1.8 million in the Pre-Closing Velodyne Tender Offer such that Velodyne received 4,702,304 additional shares, including RSUs and options.

(2)	Includes 2,000,000 of Company common stock in earnout consideration (including in the form of awards of Earnout RSUs settleable in common stock) as the price threshold has been triggered. Approximately 187,680 Earnout RSUs are subject to a six-month service condition and are not legally outstanding shares of the Company’s common stock at Closing. Further, the Earnout RSUs are excluded from the calculation of loss per share.

(3)	Reflects the issuance of approximately 6,218,778 shares of Company common stock underlying RSUs and options as of September 29, 2020 that are expected to be vested as a result of a deemed liquidity event. Although the shares underlying these RSUs and options do not represent legally issued and outstanding shares of the Company common stock at the Closing, for pro forma purposes, they are reflected as outstanding as they are expected to be exercised and issued upon the liquidity event being deemed to have occurred. The shares underlying these RSUs and options are included in the calculation of pro forma loss per share. As of September 29, 2020, there were 172,896,920 shares of common stock legally outstanding.

(4)	Includes 275,000 of Earnout Founder Shares as the price threshold has been triggered.

(5)	Includes 68,000 Founder Shares held by the Graf’s independent directors not subject to Earnout and 560,000 Founder Shares transferred to third-parties for no consideration.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 are based on the historical financial statements of Graf and Velodyne. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Velodyne Lidar, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2020

(In thousands)

											As of June 30, 2020
	Velodyne (Historical)	Velodyne Pro Forma Adjustments		Velodyne As Adjusted	Graf (Historical)	Graf Pro Forma Adjustments		Graf As Adjusted	Merger Related Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$36,629	$-		$36,629	$383	$117,295	(C)	$267,633	$(1,801	)(B)	$265,058
						150,000	(D)		(240	)(G)
						(45	)(F)		(37,538	)(H)
									375	(L)
Accounts receivable, net	35,268	-		35,268	-			-			35,268
Inventories, net	17,556	-		17,556	-	-		-	-		17,556
Prepaids and other current assets	19,921	(3,480	)(A)	16,441	48	-		48	(660	)(H)	15,829
Total current assets	109,374	(3,480)		105,894	431	267,250		267,681	(39,864)		333,711
Non-current assets:
Cash and investments held in Trust Account	-	-		-	117,295	(117,295	)(C)	-	-		-
Property, plant and equipment, net	19,191	-		19,191	-	-		-	-		19,191
Goodwill	1,189	-		1,189	-	-		-	-		1,189
Intangible assets, net	820	-		820	-	-		-	-		820
Contract assets	5,626	-		5,626	-	-		-	-		5,626
Other long-term assets	727	-		727	-	-		-	-		727
Total non-current assets	27,553	-		27,553	117,295	(117,295)		-	-		27,553

TOTAL ASSETS	$136,927	$(3,480)		$133,447	$117,726	$149,955		$267,681	$(39,864)		$361,264

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	7,539	-		7,539	168	-		168	(168	)(G)	7,414
									(125	)(H)
Accrued expenses and other current liabilities	23,816	1,801	(B)	25,617	359	-		359	(1,801	)(B)	23,212
									(963	)(H)
Deferred revenue	15,502	-		15,502	-	-		-	-		15,502
Franchise tax payable	-	-		-	100	-		100	-		100
Income tax payable	-	-		-	72	-		72	(72	)(G)	-
Total current liabilities	46,857	1,801		48,658	699	-		699	(3,129)		46,228

Non-current liabilities:
Long-term tax liabilities	596	-		596	-	-		-	-		596
Other long-term liabilities	26,299	-		26,299	-	-		-	-		26,299
Total non-current liabilities	26,895	-		26,895	-	-		-	-		26,895

Total liabilities	73,752	1,801		75,553	699	-		699	(3,129)		73,123

Common stock subject to possible redemption	-	-		-	112,027	(112,027	)(E)	-	-		-

COMMITMENTS AND CONTINGENCIES
Stockholders' equity (deficit):
Preferred stock	-	-		-	-	-		-	-		-
Series A convertible preferred stock	1	-		1	-	-		-	(1	)(J)	-
Series B convertible preferred stock	-	-		-	-	-		-	-		-
Series B-1 convertible preferred stock	-	-		-	-	-		-	-		-
Common stock	3	-	(B)	3	1	1	(D)	3	12	(J)	18
						1	(E)
						-	(F)
Additional paid-in capital	260,549	(1,801	)(B)	258,748	17,853	149,999	(D)	279,833	(36,929	)(H)	742,744
						112,026	(E)		(12,854	)(I)
						(45	)(F)		(11	)(J)
									253,582	(K)
									375	(L)
Accumulated other comprehensive loss	(250)	-		(250)	-	-		-	-		(250)
Accumulated deficit	(197,128)	(3,480	)(A)	(200,608)	(12,854)	-		(12,854)	(181	)(H)	(454,371)
									12,854	(I)
									(253,582	)(K)
Total stockholders’ equity	63,175	(5,281)		57,894	5,000	261,982		266,982	(36,735)		288,141

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$136,927	$(3,480)		$133,447	$117,726	$149,955		$267,681	$(39,864)		$361,264

Velodyne Lidar, Inc.
Unaudited Pro Forma Condensed Combined Detailed Adjusted Statement of Operations
For the Six Months Ended June 30, 2020

(In thousands, except per share data)

	For the Six Months Ended June 30, 2020				For the Six Months Ended June 30, 2020
	Velodyne (Historical)	Graf (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$45,417	$-	$-		$45,417
Cost of revenue	29,929	-	-		29,929
Gross profit	15,488	-	-		15,488
Operating expenses:
Research and development	29,118	-	-		29,118
Sales and marketing	8,672	-	-		8,672
General and administrative	16,363	896	(480)	(DD)	16,779
Restructuring	1,043	-	-		1,043
Total operating expenses	55,196	896	(480)		55,612
Operating loss	(39,708)	(896)	480		(40,124)
Interest income	117	-	-		117
Interest expense	(38)	-	-		(38)
Other income (expense), net	(143)	-	-		(143)
Change in fair value of warrant liability	-	(2,800)	2,800	(AA)	-
Investment income on Trust Account	-	846	(846)	(BB)	-
Income (loss) before income taxes	(39,772)	(2,850)	2,434		(40,188)
Provision for (benefit from) income taxes	(6,660)	157	599	(CC)	(5,904)
Net loss attributable to common stockholders	$(33,112)	$(3,007)	$1,835		$(34,284)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders	34,252,578	18,980,815			179,115,698

Basic and diluted net income (loss) per share	$(0.97)	$0.03			$(0.19)

Velodyne Lidar, Inc.
Unaudited Pro Forma Condensed Combined Detailed Adjusted Statement of Operations
For the Year ended December 31, 2019

(In thousands, except per share data)

	For the Year ended December 31, 2019				For the Year ended December 31, 2019
	Velodyne (Historical)	Graf (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$101,398	$-	$-		$101,398
Cost of revenue	71,630	-	-		71,630
Gross profit	29,768	-	-		29,768
Operating expenses:
Research and development	56,850	-	-		56,850
Sales and marketing	21,873	-	-		21,873
General and administrative	20,058	617	-		20,675
Franchise tax expense	-	100	-		100
Total operating expenses	98,781	717	-		99,498
Operating loss	(69,013)	(717)	-		(69,730)
Interest income	1,146	-	-		1,146
Interest expense	(77)	-	-		(77)
Other income (expense), net	35	-	-		35
Change in fair value of warrant liability	-	(17,366)	17,366	(AA)	-
Investment income on Trust Account	-	5,240	(5,240)	(BB)	-
Income (loss) before income taxes	(67,909)	(12,843)	12,126		(68,626)
Provision for (benefit from) income taxes	(683)	1,079	2,983	(CC)	3,379
Net loss attributable to common stockholders	$(67,226)	$(13,922)	$9,143		$(72,005)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders	34,252,578	24,376,512			179,115,698

Basic and diluted net income (loss) per share	$(1.96)	$0.17			$(0.40)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Transaction was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Graf was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Transaction was treated as the equivalent of Velodyne issuing stock for the net assets of Graf, accompanied by a recapitalization whereby no goodwill or other intangible assets was recorded. Operations prior to the Transaction are those of Velodyne.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the Transaction occurred on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 present pro forma effect to the Transaction as if it had been completed on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

• Graf’s unaudited balance sheet as of June 30, 2020 and the related notes as of June 30, 2020, incorporated by reference;

• Velodyne’s unaudited consolidated balance sheet as of June 30, 2020 and the related notes as of June 30, 2020, incorporated by reference.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

• Graf’s unaudited statement of operations for the six months ended June 30, 2020 and the related notes, incorporated by reference; and

• Velodyne’s unaudited statement of operations for the six months ended June 30, 2020 and the related notes, incorporated by reference.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

• Graf’s audited statement of operations for the year ended December 31, 2019 and the related notes, incorporated by reference; and

• Velodyne’s audited consolidated statement of operations for the year ended December 31, 2019 and the related notes, incorporated by reference.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transaction.

The pro forma adjustments reflecting the consummation of the Transaction are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transaction based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Graf and Velodyne.

2.	Accounting Policies

Based on its initial analysis of the accounting policies of Graf and Velodyne, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Transaction, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. Velodyne and the Company have not had any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Transaction occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

(A)	Reflects the write-off of $3.5 million of transaction costs previously capitalized by Velodyne as of June 30, 2020 in connection with Velodyne’s previously contemplated IPO.

(B)	Reflects the repurchase of $1.8 million of Velodyne capital stock in the Pre-Closing Velodyne Tender Offer such that the maximum merger consideration was reduced by 175,744 shares of Company common stock to 150,277,532. As the cash consideration was payable at Closing, the cash payment is reflected as a Merger Related Pro Forma Adjustment.

(C)	Reflects the reclassification of $117.3 million of cash and cash equivalents held in the Graf’s Trust Account at the balance sheet date that becomes available to fund the Transaction.

(D)	Represents the net proceeds from the private placement of 15,000,000 shares of common stock at $10.00 per share pursuant to the PIPE Investment.

(E)	Reflects the reclassification of $112.0 million of common stock subject to possible redemption to permanent equity.

(F)	Reflects the 1,105 shares of Graf’s common stock that were redeemed in July 2020 for approximately $11,000. Additionally, this adjustment reflects redemptions of 3,286 Graf common stock in September 2020 for approximately $34,000 at a redemption price of $10.23 per share based on a pro forma redemption date of June 30, 2020. As of the actual redemption date, the redemption price was $10.24 per share.

(G)	Reflects the settlement of Graf’s historical liabilities that were settled at transaction close.

(H)	Represents transaction costs totaling $37.6 million, consisting of approximately $36.9 million of equity issuance costs. Classification of transaction costs is as follows:

(in thousands)	Amount
Costs related to issuance of equity
Amounts previously capitalized and paid	52
Amounts previously capitalized but not paid	608
Amounts incurred as part of the transaction (1)	36,269
Subtotal	36,929
Transaction expenses
Amounts incurred but not paid	480
Amounts incurred as part of the transaction	181
Subtotal	661
Grand Total	37,590

(1)	Includes estimated investment banking fees of $17.75 million payable by the Company. The final amount payable by the Company has not yet been determined and the actual amount may differ materially from the estimated amount included herein because the Company and its bankers have differing interpretations of the fee structure in their agreement and an estimate of the range of reasonably possible loss (additional fees) cannot be made. The amount accrued represents the Company’s best estimate of the amount of investment banking fees the Company will be required to pay.

(I)	Reflects the reclassification of Graf’s historical accumulated deficit.

(J)	Represents recapitalization of Velodyne equity and issuance of 150,089,852 of the post-combination company’s common stock to Velodyne equity holders as consideration for the reverse recapitalization.

(K)	Reflects an incremental stock-based compensation charge of $253.6 million that will result from a post-combination modification of vesting of certain equity awards. It is anticipated that a liquidity event will be deemed to have occurred by the board of directors of the post-combination company following the completion of the Transaction, effecting a stock-based award modification. As a result of this award modification, an incremental stock-based compensation charge was estimated utilizing the closing stock price of the Company on the date of the consummation of the Transaction ($24.75) applied to the vested portion of those equity awards after giving effect to the applicable conversion ratio as estimated as of September 29, 2020. The actual compensation charge will be calculated using the fair value of the post-combination company’s stock upon the board’s approval.

(L)	Reflects the impact of $0.4 million drawn under the Sponsor Convertible Note. Upon Closing, the total amount drawn was converted into warrants to purchase shares of the Company’s common stock, at a conversion price of $0.75 per warrant, with each warrant entitling the holder to purchase three-fourths of one share of common stock at a price of $11.50 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019 are as follows:

(AA) Elimination of the change in fair value of warrant liability as the Company has equity-classified warrants as part of the recapitalization, and there will be no fair value fluctuations.

(BB) Elimination of interest income on the Trust Account.

(CC) Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated statutory tax rate of 24.6%.

(DD) Reflects elimination of transaction related costs incurred and recorded by Graf during the six months ended June 30, 2020.

4.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transaction, assuming the shares were outstanding since January 1, 2019. As the Transaction and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transaction have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the six months ended June 30, 2020 and for the year ended December 31, 2019:

	For the Six Months Ended June 30, 2020	For the Year ended December 31, 2019

Pro forma net loss	(34,284)	(72,005)

Weighted average shares outstanding of common stock (1), (2)	179,115,698	179,115,698

Net loss per share (Basic and Diluted) attributable to common stockholders (3)	$(0.19)	$(0.40)

(1)	Includes approximately 6,218,778 shares of Company common stock underlying RSUs and options as of September 29, 2020 that are expected to be vested as a result of a deemed liquidity event. Although the shares underlying these RSUs and options do not represent legally issued and outstanding shares of the Company common stock at the Closing, for pro forma purposes, they are reflected as outstanding as they are expected to be exercised and issued upon the liquidity event being deemed to have occurred.

(2)	Excludes approximately 187,680 shares of Earnout RSUs as they are subject to a six-month service condition and are not legally outstanding shares of the Company common stock at Closing.

(3)	For the purposes of calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO, as well as the 500,000 warrants issued as a result of the Sponsor Convertible Note are exchanged to common stock. Further, since the Earnout RSUs include a service condition, they would generally be included in the computation of diluted EPS using the treasury stock method. However, since these items result in anti-dilution, the effect of such adjustments were not included in calculation of diluted loss per share.